Exhibit 99.1

ALTRIA ANNOUNCES CASH TENDER OFFER

FOR A PORTION OF ITS LONG-TERM DEBT

¡	Altria commences a $2.0 billion cash tender offer, in connection with which it expects to record a one-time pre-tax charge of approximately $1.0 billion or $0.33 per share against reported earnings in the third quarter of 2012

¡	Altria also commences an offering for new senior unsecured debt

¡	Altria lowers 2012 full-year guidance for reported diluted earnings per share (EPS) from a range of $2.29 to $2.33 to a range of $1.96 to $2.00, reflecting the impact of the estimated one-time charge related to the cash tender offer

¡	Altria reaffirms 2012 full-year guidance for adjusted diluted EPS in a range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.05 in 2011

RICHMOND, Va. – August 6, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that it is commencing a cash tender offer for up to $2,000,000,000 aggregate principal amount (the “Tender Cap”) of its senior unsecured notes identified in the table below (the “Notes”). The offer will permit Altria to reduce its debt scheduled to mature in certain future years. Concurrently, Altria commenced an underwritten public offering of senior unsecured notes (the “New Notes”). Altria expects these transactions to reduce the weighted average coupon rate and future interest expense of its consolidated debt.

The terms and conditions of the tender offer are described in the Offer to Purchase, dated August 6, 2012 and the related Letter of Transmittal. The following table sets forth the Notes subject to the tender offer and certain information relating to pricing for the tender offer.

Title of Securities	CUSIP Number	Outstanding Principal Amount	Acceptance Priority Level	Aggregate Maximum Purchase Sublimit*	Early Tender Payment**	U.S. Treasury Reference Security	Fixed Spread (bps)	Bloomberg Reference Page

9.700% Notes due 2018	02209SAD5	$3,100,000,000			$30	0.500% due July 31, 2017	135	FIT1
			1	Not Applicable
9.250% Notes due 2019	02209SAJ2	$2,200,000,000			$30	1.750% due May 15, 2022	80	FIT1

9.950% Notes due 2038	02209SAE3	$1,500,000,000			$30	3.125% due February 15, 2042	235	FIT1
			2	$500,000,000

10.200% Notes due 2039	02209SAH6	$1,500,000,000			$30	3.125% due February 15, 2042	240	FIT1

*	Applies to the aggregate principal amount of Notes with Acceptance Priority Level 2.
**	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase.

The amount of each series of Notes that may be accepted for purchase will be determined in accordance with the Acceptance Priority Levels set forth in the table above and may be prorated as described in the Offer to Purchase. All Notes validly tendered and not validly withdrawn of a series with Acceptance Priority Level 1 will be accepted for purchase before any Notes of a series with Acceptance Priority Level 2 are accepted for purchase. Upon the terms and subject to the conditions of the tender offer, if the aggregate principal amount of all Notes with Acceptance Priority Level 1 validly tendered and not validly withdrawn exceeds the Tender Cap, such Notes will be accepted for purchase on a prorated basis as described in the Offer to Purchase, such that the aggregate principal amount of the Notes accepted in the tender offer equals the Tender Cap. In that event, no Notes with Acceptance Priority Level 2 will be accepted for purchase.

Upon the terms and subject to the conditions of the tender offer, if the aggregate principal amount of Notes with Acceptance Priority Level 1 validly tendered and not validly withdrawn is less than the Tender Cap, Altria will accept for purchase Notes validly tendered and not validly withdrawn with Acceptance Priority Level 2, provided that in no event will the aggregate principal amount of Acceptance Priority Level 2 Notes purchased exceed a purchase sublimit of $500,000,000 (the “Aggregate Maximum Purchase Sublimit”). If the aggregate principal amount of such Acceptance Priority Level 2 Notes validly tendered and not validly withdrawn exceeds the Aggregate Maximum Purchase Sublimit or the Tender Cap, as applicable, Altria will accept such Notes for purchase on a prorated basis as described in the Offer to Purchase, in an aggregate principal amount equal to the lesser of the Aggregate Maximum Purchase Sublimit and the Tender Cap remaining available for application to Acceptance Priority Level 2 Notes following the purchase of Acceptance Level Priority 1 Notes. Subject to applicable law, Altria has the right to increase or decrease the Tender Cap and/or the Aggregate Maximum Purchase Sublimit at its discretion. Altria may increase or decrease the Tender Cap and/or the Aggregate Maximum Purchase Sublimit after the Withdrawal Deadline (as defined below) without extending the withdrawal rights.

The tender offer for the Notes will expire at 12:00 midnight, New York City time, on Friday, August 31, 2012, unless extended or earlier terminated (the “Expiration Date”) by Altria. Holders who wish to be eligible to receive the Total Consideration (as defined below), which includes an Early Tender Payment specified in the table above, must validly tender and not validly withdraw their Notes at any time at or prior to 5:00 p.m., New York City time, on Friday, August 17, 2012, unless extended or earlier terminated (the “Early Tender Deadline”) by Altria. Holders tendering their Notes after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the tender offer consideration, namely the Total Consideration (as defined below) less the Early Tender Payment specified in the table above. Tendered Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on August 17, 2012, unless extended by Altria (the “Withdrawal Deadline”). Notes may not be withdrawn after the Withdrawal Deadline.

For Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series, the “Total Consideration”) will be a price determined as described in the Offer to Purchase intended to result in a yield to maturity (calculated in accordance with standard market practice) equal to the sum of (i) the yield to maturity for the applicable UST Reference Security specified in the table above, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, on August 20, 2012 (being the business day following the Early Tender Deadline), plus (ii) the applicable Fixed Spread specified in the table above. The Total Consideration includes the Early Tender Payment specified in the table above.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the applicable last interest payment date up to, but not including, the payment date for such purchased Notes.

The tender offer is subject to the satisfaction or waiver of certain conditions, as specified in the Offer to Purchase, including the issuance of the New Notes prior to the Expiration Date on terms and conditions satisfactory to Altria.

Note Issuance

Altria also commenced an underwritten public offering of New Notes under its effective shelf registration statement. Altria expects to use the net proceeds from the issuance of the New Notes to fund the purchase of the Notes accepted in the tender offer and for general corporate purposes.

Information Relating to the Tender Offer

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the lead dealer managers for the tender offer. Investors with questions may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) and J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-2494 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 387-1500 (toll-free).

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent, or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase for a description of offer terms, conditions, disclaimers, and other information applicable to the tender offer. The offering of the New Notes is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov or by contacting Citigroup Global Markets Inc. at (877) 858-5407 (toll-free) or J.P. Morgan Securities LLC at (800) 261-5767 (toll-free) or (212) 622-2614.

2012 Full-Year EPS Guidance

Altria expects to record a one-time pre-tax charge of approximately $1.0 billion or $0.33 per share against reported earnings in the third quarter of 2012, reflecting the estimated loss on early extinguishment of debt related to this debt tender offer (the “Estimated Charge”). The Estimated Charge assumes current market pricing and that $2.0 billion in Notes are tendered. The final pre-tax charge will vary to the extent that the pricing and amount of Notes tendered differ from Altria’s original assumptions.

Altria revises its 2012 full-year guidance for reported diluted EPS from a range of $2.29 to $2.33 to a range of $1.96 to $2.00, reflecting the Estimated Charge. The revised forecast reflects estimated total net expenses of $0.23 per share, consisting of the Estimated Charge and asset impairment, exit and implementation costs related to the current cost reduction program, partially offset by SABMiller plc (SABMiller) special items and a Philip Morris Capital Corporation (PMCC) leveraged lease benefit.

Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1 below, to be in the range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011. Altria anticipates adjusted diluted EPS growth to moderate in the second half of 2012 compared to the first half of 2012. Altria expects the debt tender transaction to impact 2012 third-quarter adjusted diluted EPS negatively, primarily due to an increase in Altria’s 2012 full-year effective tax rate on operations. Altria believes that adjusted diluted EPS performance will be stronger in the fourth quarter compared to the third quarter of 2012.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	2012 Guidance	Full Year 2011		Change
Reported diluted EPS	$1.96 to $2.00	$	1.64	20% to 22%
Loss on early extinguishment of debt	0.33		–
Asset impairment, exit, integration and implementation costs	0.02		0.07
SABMiller special items	(0.09)		0.03
PMCC leveraged lease (benefit) charge	(0.03)		0.30
Tax items*	–		(0.04)
Tobacco and health judgments	–		0.05

Adjusted diluted EPS	$2.19 to $2.23	$	2.05	7% to 9%

* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.

2012 Full-Year Tax Rate Guidance

Altria anticipates that its 2012 full-year effective tax rate on operations will increase by one percentage point to approximately 37% due to a reduction in certain consolidated tax benefits resulting from the debt tender transaction. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of 2012 full-year effective tax rate on operations to reported effective tax rate are shown in Table 2 below.

Table 2 - Altria’s Tax Rate

Full Year 2012 Guidance

Reported Effective Tax Rate	35.9%

Interest benefit on tax underpayments associated with PMCC leveraged lease transactions	1.2

Other tax items	(0.2)
Effective Tax Rate on Operations	36.9%

Dividend and Share Repurchase Program

Altria does not expect the tender for the Notes or the issuance of New Notes to impact Altria’s dividend payout ratio target of approximately 80% of its adjusted diluted EPS or its current $1.0 billion share repurchase program. Future dividend payments and the share repurchase program remain subject to the discretion of Altria’s Board of Directors.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag’s Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended June 30, 2012.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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